EXHIBIT 3.2



                         CERTIFICATE OF AMENDMENT

                                    OF

                       CERTIFICATE OF INCORPORATION

                                    OF

                        DELAWARE OTSEGO CORPORATION



Under Section 805 of the Business Corporation Law, and Section 6 of the Railroad Law.

     We, the undersigned President and Secretary, respectively, of the Delaware Otsego Corporation hereby certify:

     1.   The name of the corporation is DELAWARE OTSEGO CORPORATION.

     2. The Certificate of Incorporation was filed by the Department of State on April 20, 1965, under the name DELAWARE OTSEGO RAILROAD CO., INC.

     3. The change to the Certificate of Incorporation effected by this Certificate of Amendment is to authorize the corporation to issue a new class of 1,000,000 shares of Preferred Stock, par value $.125 per share in series, the voting, dividend, liquidation and other rights of which may be determined from time to time by the Board of Directors.
     To accomplish the foregoing amendment, Article FIFTH of the Certificate of Incorporation, which refers to the number of shares of common stock and its par value is hereby stricken in its entirety and the following new article is substituted in lieu thereof:

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          FIFTH:  (a)    The aggregate number of shares of all classes
                         which the Corporation shall have authority to issue is 11,000,000 shares, consisting of 1,000,000 Preferred Shares having a par value of $.125 and 10,000,000 Common Shares having a par value of $.125 per share.

                  (b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this ARTICLE, to establish and designate from time to time one or more series of Preferred Shares, each of which shall have such number of shares, designation, relative rights, preferences and limitations as are fixed by the Board of Directors.

     4. The manner in which the aforesaid amendments to the Certificate of Incorporation were authorized was by a vote of the Board of Directors of the Corporation followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

     IN WITNESS WHEREOF, we have executed this Certificate this 3rd day of June, 1996.

                                   /s/  Walter G. Rich
                                   -------------------------
                                   Walter G. Rich, President


                                   /s/  Nathan R. Fenno
                                   --------------------------
                                   Nathan R. Fenno, Secretary

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

STATE OF NEW YORK   )
                    )  ss.:
COUNTY OF OTSEGO    )



     NATHAN R. FENNO, being duly sworn, deposes and says that he is the Secretary of DELAWARE OTSEGO CORPORATION, the Corporation named herein, and one of the persons who signed the foregoing Certificate of Amendment, that he has read the Certificate of Amendment, and knows the contents thereof and that the same is true to his knowledge.


                                   /s/   Nathan R. Fenno
                                   --------------------------
                                   Nathan R. Fenno, Secretary



Sworn to before me this
3rd day of June, 1996.

/s/  Kathy S. Perry
- --------------------------------
Kathy S. Perry
Notary Public, State of New York
No. 4765617
Qualified in Otsego County
Commission Expires 4-30-98

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